Free Writing Prospectus Dated June 28, 2011 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

FAQs

What is a Morgan Stanley ETN?
Morgan Stanley ETNs are senior, unsecured debt securities issued by Morgan
Stanley (the Issuer). They are designed to provide investors with a means to access the returns of market benchmarks or strategies. ETNs are not equities or index funds, but they do share some characteristics of each. Similar to equities, they are traded on an exchange and can be sold short in the market.
Like index funds, they are linked to the return of a benchmark index. However, as debt securities, ETNs do not own the constituent assets underlying the reference index they are tracking. As a result, investors in the ETNs are completely dependent on the creditworthiness of Morgan Stanley for any payments due on the ETNs.

What are the advantages of Morgan Stanley ETNs?
Morgan Stanley ETNs provide simple access to returns linked to a variety of asset classes and markets, less accrued tracking fees. Morgan Stanley ETNs can be utilized by a variety of investors to obtain access to markets or strategies that may not be easily accesible via existing investment tools.

Are the Morgan Stanley ETNs SEC-registered?
Yes. The Morgan Stanley ETNs are registered under the U.S. Securities Act of
1933.

Who is the Issuer?
These ETNs are issued by Morgan Stanley and all investors in the ETNs are subject to the credit risk of Morgan Stanley. Morgan Stanley, founded in 1935, is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Issuer's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.

Does an investor have any voting rights?
No. The Morgan Stanley ETNs have no voting or other rights with respect to the constituent assets underlying the reference indices.

How do I buy a Morgan Stanley ETN?
Investors can purchase Morgan Stanley ETNs through a broker in the secondary market on a U.S. securities exchange during regular market hours, similar to other exchange-traded securities.

How do I sell a Morgan Stanley ETN?
Investors can sell Morgan Stanley ETNs through a broker in the secondary market on a U.S. securities exchange during regular market hours. However, there is no assurance that there will be liquidity in the ETNs or that investors will be able to transact in the ETNs at favorable prices or at all.

How do I elect to require the Issuer to repurchase a Morgan Stanley ETN?
Investors may elect to require the Issuer to repurchase a block of Morgan
Stanley ETNs, subject to substantial minimum repurchase and procedural requirements as detailed in the applicable pricing supplement. Any repurchase by the Issuer may be subject to a repurchase fee.

Morgan Stanley has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for any offering to which this material relates. Before you invest, you should read the prospectus in that registration statement, the applicable pricing supplement, prospectus supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan
Stanley will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may request a copy from any other dealer participating in the offering.

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